Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn. (February 22, 2011) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2011 first quarter.

All comparisons are to the first quarter of fiscal 2010. All per share results reported here are on a two-for-one stock split adjusted basis.

HIGHLIGHTS

First Quarter

•         Diluted EPS of $.55, up 34 percent from $.41 per share

•         Segment operating profit up 33 percent

•         Dollar sales of $1.9 billion up 11 percent

•         Volume up 4 percent

•         Jennie-O Turkey Store operating profit up 122 percent; volume up 5 percent; dollar sales up 14 percent

•         Refrigerated Foods operating profit up 37 percent; volume up 2 percent; dollar sales up 13 percent

•         Grocery Products operating profit down 10 percent; volume up 5 percent; dollar sales up 6 percent

•         Specialty Foods operating profit down 12 percent; volume up 7 percent; dollar sales up 2 percent

•         All Other operating profit up 29 percent; volume up 8 percent; dollar sales up 17 percent

The company reported fiscal 2011 first quarter net earnings of $148.8 million, up 34 percent from earnings of $111.2 million a year earlier. Diluted earnings per share for the quarter were $.55 this year compared to $.41 per share last year. Sales totaled $1.92 billion, which was up 11 percent from fiscal 2010.

COMMENTARY

“We are pleased to report double-digit increases in both sales and earnings for the quarter. All five segments generated year-over-year sales growth. Earnings growth was led by excellent performance by our Jennie-O Turkey Store and Refrigerated Foods segments,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Jennie-O Turkey Store segment had an outstanding quarter, driven by favorable commodity meat margins and improved efficiencies across the entire supply chain and operations. It also experienced improved sales of value-added products. Our Refrigerated Foods segment had a strong quarter, as well, benefitting from continued high pork operating margins. We were pleased by the performance of our international business in the All Other segment, too.  Both our Grocery Products and Specialty Foods segments were pressured by higher commodity input costs during the quarter,” remarked Ettinger.

SEGMENT OPERATING SUMMARIES — FIRST QUARTER

Grocery Products (14% of Net Sales, 20% of Total Segment Operating Profit)

The Grocery Products segment operating profit declined 10 percent, due primarily to higher raw material costs.  Sales grew 6 percent, led by higher sales of the SPAM® family of products, Hormel® chili, Hormel® flavored bits and Hormel® Mary Kitchen® hash, and strong sales growth of the MegaMex Foods franchise.

Refrigerated Foods (53% of Net Sales, 39% of Total Segment Operating Profit)

The Refrigerated Foods segment had a strong first quarter, with segment operating profit 37 percent greater than last year, as favorable spreads between hog costs and primal values benefitted the segment.  Sales grew 13 percent during the quarter, featuring higher sales of Hormel® party trays, Hormel® pepperoni, Hormel® refrigerated entrees, Hormel® Always Tender® flavored meats, and aided by the inclusion of Hormel® Country Crock® side dishes.

Jennie-O Turkey Store (19% of Net Sales, 30% of Total Segment Operating Profit)

Jennie-O Turkey Store had an outstanding quarter, with segment operating profit up 122 percent.  Better commodity meat prices and improved efficiencies in the supply chain and operations helped drive results.  Sales grew 14 percent for this segment with increased commodity meat and value-added sales, featuring increased sales of Jennie-O Turkey Store® turkey burgers, turkey bacon and fresh tray pack items.

Specialty Foods (10% of Net Sales, 7% of Total Segment Operating Profit)

Segment operating profit for Specialty Foods declined 12 percent, due primarily to higher raw material costs.  Sales grew 2 percent, as higher sales of sugar and blended products were partially offset by lower sales of contract manufacturing and sugar substitute products.

All Other (4% of Net Sales, 4% of Total Segment Operating Profit)

Segment operating profit for the All Other segment, which consists primarily of Hormel Foods International, increased 29 percent for the quarter, while sales grew 17 percent, led primarily by stronger exports of fresh pork and the SPAM® family of products.

Net Interest and Investment Income

Net interest and investment expense was flat with a year ago.

General Corporate Expense

General corporate expenses were higher than last year due to expenses associated with the vesting of options under the Universal Stock Option award granted to all employees in 2007.

OUTLOOK

“Due to our strong results in the first quarter, we are raising our full year guidance range from $1.55 to $1.60 per share to $1.62 to $1.68 per share. We expect to see higher input costs the balance of the year, and our team will continue to tackle the challenge of offsetting these added costs with pricing and efficiency gains. Nevertheless, we believe our strong portfolio of branded products and our balanced model should allow us to build upon the momentum of our excellent start,” concluded Ettinger.

DIVIDENDS

Effective February 15, 2011, the Company paid its 330th consecutive quarterly dividend, at the annual rate of $.51.

WEBCAST

The Company’s results will be discussed during its presentation at the CAGNY Conference via webcast at 1:45 p.m. EST on Tuesday, February 22, 2011. Access is available at http://www.hormelfoods.com. The Webcast replay will be available at 3:45 p.m. EST, Tuesday, February 22, 2011, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 25-29 in the company’s Annual Report for the fiscal year ended Oct. 31, 2010, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license. All rights reserved.

Segment Data

Fiscal 2011 First Quarter Segment Operating Results (in thousands)

	FIRST QUARTER — 13 WEEKS ENDED
	January 30, 2011	January 24, 2010	% Change
NET SALES
Grocery Products	$276,899	$261,644	5.8
Refrigerated Foods	1,010,702	892,302	13.3
Jennie-O Turkey Store	364,517	319,951	13.9
Specialty Foods	191,345	186,942	2.4
All Other	78,095	66,608	17.2
Total	$1,921,558	$1,727,447	11.2

OPERATING PROFIT
Grocery Products	$48,562	$54,170	(10.4)
Refrigerated Foods	96,134	70,188	37.0
Jennie-O Turkey Store	73,825	33,267	121.9
Specialty Foods	17,278	19,630	(12.0)
All Other	9,993	7,722	29.4
Total segment operating profit	245,792	184,977	32.9
Net interest and investment expense (income)	6,138	6,118	0.3
General corporate expense	11,252	10,363	8.6
Noncontrolling interest	1,209	1,062	13.8
Earnings before income taxes	$229,611	$169,558	35.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	1-30-2011	1-24-2010*

Net sales	$1,921,558	$1,727,447

Cost of products sold	1,547,553	1,409,060

GROSS PROFIT:	374,005	318,387

Selling, general and administrative	145,161	145,532

Equity in earnings of affiliates	6,905	2,821

OPERATING INCOME:	235,749	175,676

Other income & expenses:
Interest & investment income	441	443
Interest expense	(6,579)	(6,561)

EARNINGS BEFORE INCOME TAXES:	229,611	169,558

Provision for income taxes	79,576	57,289
(effective tax rate)	34.66%	33.79%

NET EARNINGS	150,035	112,269
Less: net earnings attributable to noncontrolling interest	1,209	1,062
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$148,826	$111,207

NET EARNINGS PER SHARE
Basic	$.56	$.42
Diluted	$.55	$.41

WEIGHTED AVG SHARES OUT
Basic	266,560	267,178
Diluted	271,740	270,712

DIVIDENDS DECLARED PER SHARE	$.1275	$.1050

* Shares and per share figures have been restated to give effect to the two-for-one stock split, which was approved by shareholders at the Company’s Annual Meeting on January 31, 2011.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 30, 2011	October 31, 2010
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$598,813	$467,845
Short-term marketable securities	50,719	50,595
Accounts receivable	406,677	430,939
Inventories	787,280	793,771
Income taxes receivable	0	8,525
Deferred income taxes	69,474	70,703
Prepaid expenses	13,612	12,153
Other current assets	22,655	23,635

TOTAL CURRENT ASSETS	1,949,230	1,858,166

INTANGIBLES	769,730	770,545

OTHER ASSETS	488,356	503,104

PROPERTY, PLANT & EQUIPMENT, NET	915,632	922,103

TOTAL ASSETS	$4,122,948	$4,053,918

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$1,020,203	$1,101,213

OTHER LONG-TERM LIABILITIES	550,761	546,066

SHAREHOLDERS’ INVESTMENT	2,551,984	2,406,639

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,122,948	$4,053,918

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	1-30-2011	1-24-2010
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$150,035	$112,269
Depreciation and amortization of intangibles	31,197	30,850
Increase in working capital	(21,177)	(33,222)
Other	1,246	4,038
NET CASH PROVIDED BY OPERATING ACTIVITIES	161,301	113,935

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	(7,207)	(384)
Net purchases of property / equipment	(15,457)	(17,652)
Decrease (Increase) in investments, equity in affiliates, and other assets	8,174	(565)
NET CASH USED IN INVESTING ACTIVITIES	(14,490)	(18,601)

FINANCING ACTIVITIES
Dividends paid on common stock	(27,904)	(25,373)
Share repurchase	(13,731)	(16,081)
Other	25,792	9,960
NET CASH USED IN FINANCING ACTIVITIES	(15,843)	(31,494)
INCREASE IN CASH AND CASH EQUIVALENTS	130,968	63,840
Cash and cash equivalents at beginning of year	467,845	385,252
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$598,813	$449,092